Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

TEGP MANAGEMENT, LLC

The undersigned, desiring to amend the Limited Liability Company Certificate of Formation of TEGP Management, LLC (the “Company”) pursuant to the provisions of Section 18-202 of the Delaware Limited Liability Company Act, does hereby certify as follows:

FIRST: The name of the Company is TEGP Management, LLC.

SECOND: Paragraph First of the Certificate of Formation shall be amended as follows:

“FIRST: The name of the limited liability company is Tallgrass Energy GP, LLC.”

THIRD: Paragraph Second of the Certificate of Formation shall be amended as follows:

“SECOND: The address of the registered office and the name and the address of the registered agent of the Company are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.”

FOURTH: The future effective date and time of this Certificate of Amendment of Certificate of Formation is July 1, 2018 at 12:01 a.m. Central Daylight Time.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Amendment of Certificate of Formation this 29th day of June, 2018.

By:	/s/ David G. Dehaemers, Jr.
Name:	David G. Dehaemers, Jr.
Title:	President and Chief Executive Officer

Signature Page to Certificate of Amendment of Certificate of Formation

(TEGP Management, LLC)